Investor Contact:

Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. ANNOUNCES PRELIMINARY SECOND QUARTER REVENUE AND EARNINGS PER SHARE RESULTS

BOCA RATON, Fla., July 30, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today reported preliminary financial results for the second quarter ended June 30, 2010.

For the second quarter of 2010, the Company estimates net sales to be approximately $54.0 million, a 14% increase compared to the $47.3 million of net sales reported in the second quarter of 2009 and a 6% sequential decline from the $57.2 million of net sales reported in the first quarter of 2010. Revenue is expected to fall below the Company’s prior revenue guidance of $57.2 to $58.2 million.  Revenue was impacted by weaker than expected demand, as well as the continuation of manufacturing logistics issues previously disclosed by the Company in the first quarter of 2010.

For the second quarter of 2010, the Company expects to realize a loss per share in the range of $0.04 to $0.06, compared to earnings per share of $0.15 for the second quarter of 2009 and compared to earnings per share of $0.09 in the first quarter of 2010.  Second quarter results include estimated transaction expenses associated with the Company’s contested proxy solicitation and other non-recurring items.  The Company’s previously announced guidance for the second quarter was for earnings per share in the range of $0.09 to $0.10. The earnings shortfall was primarily attributable to lower gross margins due to a higher than expected percentage of sales derived from lower margin third party products and higher than expected shipping costs; and negative leverage with higher than expected operating costs off of a lower sales base.

All figures in this release remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.

The new Board of Directors, formed on July 21, 2010, is conducting a review of operations to identify and introduce changes to the Company’s business plan and operating strategy as are necessary to improve the Company’s financial performance.

Second Quarter 2010 Earnings Reporting Date and Conference Call

The Company will announce second quarter 2010 earnings results on Monday, August 16, 2010. The Company will also host a conference call to discuss these results and will provide additional comments and details at that time.

The conference call is scheduled to begin at 5:00 p.m. EDT on Monday, August 16, 2010. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at www.vitacost.com, and will be archived online through August 30, 2010. In addition, you may dial (877) 407-0789 to listen to the live broadcast.

A telephonic playback will be available from 8:00 p.m. EDT, August 16, 2010, through August 30, 2010. Participants can dial (877) 660-6853 to hear the playback. The account number is 3055 and the pass code is 354683.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include management's expected results of operations for the second quarter of 2010, and the full year of 2010, involve known and unknown risks and uncertainties, which may cause Vitacost's actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; Inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of our customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; and the lack of long-term experience with human consumption of some of its products with innovative ingredients. Those and other risks are more fully described in Vitacost's filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the Company's initial public offering as well as the Company's form 10-K filed for the fiscal year ended December 31, 2009.